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                                 Exhibit (10.4)

                                                               December 14, 2004

                          ADDITIONAL REMUNERATION PLAN

                          THE PROCTER & GAMBLE COMPANY

     RESOLVED, That the following plan for additional remuneration of the Chairman of the Board and such other officers and employees of The Procter & Gamble Company and subsidiary companies who, in the opinion of the Chief Executive, are largely responsible for the success and development of the business, be and the same is hereby adopted providing for additions to their compensation in relation to the consolidated profit of the Company for the fiscal year and the contribution by those persons to the operation of the Company. Such additional remuneration may be paid in recognition of the contribution of such persons during that year, and/or their contribution to earnings growth over the current and prior years. Credits to a fund established for this purpose are to be based upon a percentage of the annual consolidated profit of the companies.

1. Each fiscal year there shall be set aside in an additional remuneration fund an amount equal to five percent of the consolidated profit before providing for foreign and United States Federal Income Taxes, based on income of The Procter & Gamble Company and its subsidiary companies included in its Consolidated Statement of Profit and Loss for such fiscal year, conditional upon there being left for consolidated net profit an amount at least equal to the sum of the dividends on the outstanding Preferred Stock of The Procter & Gamble Company, plus the sum of the dividends on the outstanding Common Stock of The Procter & Gamble Company for said fiscal year, prior deductions having been provided for of the full amount of the contributions to the Profit Sharing Trust and Employee Stock Ownership Plan; provided, however, that if at the end of any fiscal year the full amount equal to said five percent cannot be set aside on account of the condition above stated, then the amount to be set aside shall be reduced to the extent necessary to meet said condition. Unawarded balances in any year shall remain in said fund and be available in later years; provided, however, that this Board reserves the right to withdraw from said fund any unawarded balances or part thereof remaining after the award at the end of any fiscal year.

2. For each fiscal year the Compensation Committee of the Board of Directors shall determine the method of payment and the amount of the additional remuneration to be awarded from said fund to each principal officer elected by the Board of Directors. The Chief Executive shall determine which other persons are to receive additional remuneration out of said fund and the method of payment and the amount to be awarded to each.

3. Awards may be made by the Chief Executive to any employee, including principal officers elected by the Board of Directors except the Chairman of the Board, upon the termination of their employment or the granting of a leave of absence. The Chief Executive may delegate to an appropriate Vice President the authority to make such awards to persons who are not principal officers.

4. The consolidated profit and the consolidated net profit of The Procter & Gamble Company and the subsidiary companies consolidated for each year shall be determined in accordance with generally accepted principles of accounting and approved by the independent certified public accountants selected by this Board, and no person who may, at any time, be selected to share in the fund provided for in paragraph 1 above shall have any right to question the consolidated profit or the consolidated net profit so determined.

5. While the amount received by any one individual for any year under this resolution shall be considered as earned remuneration in addition to salary paid, it shall be understood that this plan does not give to any officer or employee any contract rights, express or implied, against any Company for any award from the Fund or for compensation in addition to the salary paid to him, or any right to question the action of the Board of Directors, the Compensation Committee or the Chief Executive.

6. Notwithstanding the foregoing, if there is a Change in Control (as hereinafter defined) in any fiscal year, an additional remuneration fund shall be set aside and additional remuneration awards shall be made for the

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     period from the beginning of the fiscal year in which a Change in Control occurred up to and including the date of such Change in Control ("CIC Period") pursuant to this Plan, substituting "CIC Period" for "fiscal year." If financial statements specified in paragraphs 1 and r are not available for the CIC Period, the Compensation Committee shall determine the amount of additional remuneration awarded from the fund in good faith.

     "Change in Control" shall mean the occurrence of any of the following:

     (a) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the then outstanding Shares or the combined voting power of the Company's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred pursuant to this Section 6(a), Shares or Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a "Related Entity"), (ii) the Company or any Related Entity, or (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined);

     (b) The individuals who, as of July 11, 2000 are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least half of the members of the Board; or, following a Merger (as hereinafter defined) which results in a Parent Corporation (as hereinafter defined), the board of directors of the ultimate Parent Corporation; provided, however, that if the election, or nomination for election by the Company's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

     (c)  The consummation of:

          (i) A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a "Merger"), unless such Merger is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a Merger where:

               (A) the stockholders of the Company, immediately before such Merger own directly or indirectly immediately following such Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger (the "Surviving Corporation") if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by another Person (a "Parent Corporation"), or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation;

               (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least half of the members of the board of directors of (x) the Surviving Corporation, if there is no Parent

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                    Corporation, or (y) if there is one or more Parent
                    Corporations, the ultimate Parent Corporation; and

               (C) no Person other than (1) the Company, (2) any Related Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by the Company or any Related Entity, or (4) any Person who, immediately prior to such Merger had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Voting Securities or Shares, has Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation if there is no Parent Corporation, or
                    (y) if there is one or more Parent Corporations, the ultimate Parent Corporation;

          (ii) A complete liquidation or dissolution of the Company; or

          (iii) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or the distribution to the Company's stockholders of the stock of a Related Entity or any other assets).

     Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities which increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

7. This Board reserves the right to terminate this plan at any time during any fiscal year and any unawarded balance remaining in the fund shall be withdrawn.

Original Plan - Adopted April 12, 1949
Amended - September 12, 1950 (Eff. 7/1/50)
Paragraphs 1, 2, and 7 amended - June 14, 1960 (Eff. 7/1/59)
Paragraphs 2 and 4 amended - June 13, 1961 (Eff. 7/1/60)
Entire Plan amended - June 10, 1975 (Eff. 7/1/75)
Paragraphs 1, 2 and 5 amended - March 13, 1979 (Eff. 10/10/78)
Paragraphs 1 and 8 amended - May 13, 1980 (Eff. 5/13/80)
Resolution and Paragraphs 1, 2 and 8 amended - April 14, 1981 (Eff. 4/14/81) Resolution and Paragraphs 2, 3 and 8 amended - July 12, 1983 (Eff. 7/12/83) Paragraphs 1 and 8 amended - June 11, 1985 (Eff. 6/11/85)
Resolution and Paragraphs 2, 3 and 8 amended - June 10, 1986 (Eff. 6/10/86) Paragraphs 1 and 8 amended - June 14, 1988 (Eff. 6/14/88)
Paragraphs 1, 2 and 8 amended - June 12, 1990 (Eff. 6/12/90)
Paragraphs 3, 6 amended and Paragraph 8 deleted July 11, 2000 (eff. 7/11/00) Paragraph 3 amended December 14, 2004 (eff. 12/14/04)

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                   VOLUNTARY SEPARATION AGREEMENT AND RELEASE

PURPOSE

     This document contains my agreement with my employer, THE PROCTER & GAMBLE COMPANY, ("P&G"), resulting from my decision to voluntarily end my employment on _______________ ("Last Day of Employment"). This is a legally binding document in which P&G commits itself to pay me a cash separation allowance and provide other benefits described in Parts I and III, below. In exchange, I am agreeing to release P&G from legal liability. P&G and I agree that any disputes we may have now or in the future that are not released by this Voluntary Separation Agreement and Release ("Agreement") will be resolved through binding arbitration, as discussed in Part III, below.

     I understand that any reference to P&G in this Agreement also includes parents, subsidiaries or affiliated entities and the directors, managers, agents, employees, successors and assigns of any of them.

PART I. P&G AGREES THAT:

     P&G will provide me with a cash allowance (the "Separation Allowance") of [AN AMOUNT EQUAL TO NO GREATER THAN 1 TIMES ANNUAL BASE SALARY, PLUS AN AMOUNT EQUAL TO BETWEEN 0% AND 100% OF ANY DEFERRED COMPENSATION FORFEITED], to be paid as a lump sum (less legally required deductions) as soon as practical after my Last Day of Employment. P&G will also provide me with the following benefits, in addition to any benefits to which I am otherwise already entitled:

     - My medical, dental, prescription drug, Employee Assistance Program and Basic Group Life Insurance coverages will be extended on their current terms, as such terms may change from time to time, until the earlier of (i) ______________, or (ii) the date on which I become eligible to participate in another employer's plans; and

     - Outplacement services from ______________ for __ months after date of first significant services, which I must begin using within forty-five
          (45) days after my separation date.

     -    Reimbursement of up to $5,000 for approved retraining programs; and

     - A lump sum payment approximately equivalent to the non-vested credits in my Profit Sharing account [or other similar account] if I am not vested in the Profit Sharing Plan as of my separation date. (If I am vested, the distribution of my account will be handled according to the terms of the Profit Sharing Plan.)

     If prior to Last Day of Employment, I have been granted an Award(s) under The Procter & Gamble Future Shares Plan of October 14, 1997, as amended May 12, 1998 (the "Plan"), and I satisfy my obligations under Part II (A) of this Agreement, then P&G's execution and certification of this Agreement will certify my separation from employment as a Special Separation as defined in Article 2.19 of the Plan. If I am under age 55 on my last day of employment, this certification means that I will receive a cash payment equal to the Spread Value(1) (less legally required deductions) of my Future Shares, as provided in
Article 6.1(e)(ii) of the Plan, on or shortly after my Last Date of Employment. If I am age 55 or over on my last day of employment, such certification means that I will retain the right to exercise such Award(s) as provided in Article 6.1(e) of the Plan.

     In addition, if I am a full-time employee and if on my last day of employment my age plus my Profit Sharing years of service are equal to or greater than 70, P&G will provide me with retiree medical, dental and life insurance coverages (according to the terms of the plans in effect after my extended employee coverages end as such terms may change from time to time) plus other benefits given to regular retirees including holiday gift boxes, P&G

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(1)  "Spread Value" is defined in Article 2.20 of the Plan as "the excess of the
     Fair Market Value of one share of Common Stock on the date of exercise over the Fair Market Value of one share of Common Stock on the Grant Date, multiplied by the number of shares of Common Stock underlying the Award." "Fair Market Value" is defined in Article 2.10 of the Plan as "... the average of the high and low prices of a share of Common Stock on the New York Stock Exchange on the date of measurement..., and if there were no trades on such date, on the day on which a trade occurred next preceding such date...."

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publications, invitations to Company events, a retiree I.D. pass, and eligibility for participation in P&G's matching gift and scholarship programs. If I am eligible for regular retirement, I will, in addition to the benefits set forth in this Agreement, receive all benefits provided to regular retirees.

PART II. I AGREE THAT:

     (A) I will continue to perform my work and responsibilities as an employee in a satisfactory manner up to and including my Last Date of Employment. If I do not do so and engage in any misconduct during my employment, I understand and agree that P&G will not be obligated to provide me with the payments and benefits set forth in Part I above, and if I have received any such payments and/or benefits, I agree to repay them to P&G upon its demand.

     (B) I agree not to use or share any confidential, proprietary or trade secret information about any aspect of P&G's business with any non-P&G employee or business entity at any time in the future. I also understand and agree that while I may work for a direct competitor of P&G, without the written consent of P&G I will not engage in any activity or provide any services for a period of three years following Last Day of Employment in connection with the manufacture, development, advertising, promotion or sale of any product which is the same as, similar to, or competitive with any products of P&G (including existing products as well as products which I know to be in development); (1) with respect to which my work has been directly concerned at any time during the two years preceding my last day of employment; or (2) with respect to which, as a consequence of my job performance and duties, I have acquired knowledge of trade secrets or other confidential information of P&G; nor will I work in any position where the proprietary business or technical knowledge that I have gained in my job here at P&G would be directly applicable to that position in the competitor's business, nor will I accept a position for the next year (one year) for any other company on the same dedicated customer team that I worked with for P&G during the past two (2) years. I will discuss any questions I may have about this obligation with the Chief Executive Officer of P&G before accepting a position.

     (C) I release P&G from any claim of any kind I may have at any time arising out of my employment with P&G, my decision to end my employment at P&G or any employment references or lack thereof as discussed below in Part III, Paragraph
(B). I also agree not to bring or be a party to any legal action, charge or claim of any kind against P&G regarding the same matters. Any re-employment consideration will be consistent with the Company's Re-employment Policy. This does not preclude me from filing a charge with the U.S. Equal Employment Opportunity Commission (EEOC) or from participating in any investigation or proceeding conducted by it, although it does waive my rights to bring a lawsuit on my own behalf and to recover any damages or other remedy in a lawsuit brought on my behalf by the EEOC regarding such matters. This is a General Release that covers all claims under federal, state and local law, both statutory and common law, including but not limited to all federal, state, and local employment discrimination laws, claims, charges and legal actions under Title VII of the Civil Rights Act and the Americans with Disabilities Act, claims and legal actions under the Age Discrimination in Employment Act, and excludes only workers compensation or unemployment compensation claims. This Agreement and General Release does not waive any claims I may have which arise after the date I have signed this Agreement.

PART III. P&G AND I AGREE THAT:

     (A) Because we recognize that resolving any future differences we may have in the courts can take a long time and be expensive, P&G and I agree that our only remedy for all disputes one of us may have with the other that are not released by this Agreement and arise out of my employment, my decision to end my employment, or any aspect of this Agreement will be to submit any such disputes (except for the exception noted in the next paragraph) to final and binding arbitration in accordance with the National Rules for the Resolution of Employment Dispute of the American Arbitration Association then in effect. P&G and I agree that the aggrieved party must send written notice of any claim to the other party by certified mail, return receipt requested. Written notice to P&G will be sent to its Secretary at One Procter & Gamble Plaza, Cincinnati, OH 45202, and to me at the most current address shown for me in P&G's records. The arbitrator will apply the law of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. Upon application to P&G, P&G will reimburse me for all fees and costs charged me by the American Arbitration Association and its arbitrator to the extent they exceed the applicable fees

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for filing and serving a lawsuit and summons upon P&G that would have been charged by a court of competent jurisdiction, and my claim been filed in court.

     There is one exception to this Paragraph (A). P&G may seek injunctive relief in any court of competent jurisdiction if it has reason to believe that I have violated or am about to violate the terms of Part II, Paragraph B above.

     (B) I understand that P&G's historical policy is to not provide employment references to prospective employers. However, P&G is willing to waive that policy in my case on the following basis: I authorize my managers, other P&G employees or agents to provide employment references upon request. In return, I release and will not bring, be a party to, or assist in any legal action, charge, or claim of any kind against P&G based upon the employment reference (or lack thereof). I understand that all disputes regarding employment references or the lack thereof must be resolved through arbitration as described in Part III, Paragraph A, above.

PART IV:

     (A) If any court, arbitrator or other legal tribunal should later find that any aspect of this Agreement is invalid, that invalidity will not affect the legality of any other aspect of this Agreement.

     (B) In deciding to sign this Agreement, I have not relied upon any statements or promises by P&G other than those set forth in this document.

     (C) I have carefully read this entire Agreement and I understand its meaning. I also understand that this Agreement is a legal document, and by signing it I am giving up certain legal rights. I acknowledge that I have been given 45 days to consider this Agreement and that I have been advised to consult with an attorney about its terms. If I have executed this Agreement prior to the expiration of the given 45 day period specified above, I acknowledge and agree that I was afforded the opportunity to consider the Agreement for given 45 days before executing it and that my execution of this Agreement prior to the expiration of such given 45 day period was my free and voluntary act. I further understand that I may revoke my acceptance of this Agreement within seven (7) days after I sign it and that if I do not revoke my acceptance within that time, this Agreement becomes effective and enforceable by both parties immediately after the expiration of seven (7) days after I sign (the "effective date"). I understand that any revocation must be in writing and must be received by my immediate manager or that manager's designee no later than the close of business on the seventh day after my execution of this Agreement. P&G has given me enough time to consult with my family and other advisers and to consider whether I should agree to the terms of this Agreement. Finally, I am voluntarily signing this Agreement.

     (D) I understand and agree this Agreement is governed by the laws of the State of Ohio.


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                                                          Date

THE PROCTER & GAMBLE COMPANY


CERTIFIED & APPROVED BY:
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                                                          Date